Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-3 (No. 333-131315) of (i) our report dated February 3, 2005 (May 30, 2005 as for Note 20), relating to the financial statements of Tower Semiconductor Ltd. appearing in the Annual Report on Form 20-F of Tower Semiconductor Ltd. for the year ended December 31, 2004, and (ii) our report dated February 1, 2006, relating to the financial statements of Tower Semiconductor Ltd. for the year ended December 31, 2005 appearing in the Report on Form 6-K of Tower Semiconductor Ltd. filed on February 2, 2006. We also consent to the reference to us under the heading “Experts” in this Amendment No. 1 to the Registration Statement.

/s/ Brightman Almagor & Co.

Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 1, 2006